Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated August 10, 2006
Relating to Preliminary Prospectus dated August 10, 2006
Registration No. 333-119725
2,500,000 Shares
Parallel Petroleum Corporation
Common Stock
ISSUER FREE WRITING PROSPECTUS

Issuer:	Parallel Petroleum Corporation

Ticker / Exchange:	PLLL / Nasdaq National Market

Offering size:	2,500,000 shares

Public offering price:	$25.25 per share

Price to PLLL:	$24.20 per share

Net proceeds to PLLL:	We will receive net proceeds of approximately $60.25 million from our sale of 2,500,000 shares of common stock in this offering, after deducting the underwriting discount and estimated offering expenses payable by us.

Use of Proceeds:	We intend to use the net proceeds from this offering for general corporate purposes, including debt repayment and the acceleration of our drilling and completion operations in certain core areas such as our Barnett Shale gas, New Mexico Wolfcamp gas and Permian Basis west Texas oil properties.

Trade date:	August 11, 2006

Settlement date:	August 16, 2006

Sole Underwriter:	Jefferies & Company, Inc.
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 432-684-3727.